EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER FINANCIAL RESULTS
IMPROVED NET INTEREST MARGIN, LOAN ORIGINATIONS, AND DEPOSIT FLOWS

NOVATO, CA, April 28, 2025 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced net income of $4.9 million for the first quarter of 2025, compared to net income of $6.0 million for the fourth quarter of 2024 and $2.9 million for the first quarter of the prior year. Diluted earnings per share was $0.30 for the first quarter, compared to $0.38 for the prior quarter and $0.18 for the first quarter of prior year, a 67% increase, year over year.

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the first quarter 2025 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“Deposit growth was strong during the first quarter even as we made thoughtful reductions in deposit rates, which we believe is evidence of our acclaimed relationship banking model,” said Tim Myers, President and Chief Executive Officer. “Our commercial lending teams continue to gain traction and their originations were approximately five times higher than they were in the first quarter of 2024. These improved origination trends, which accelerated in March, have continued into April and we believe position us well for further margin expansion in the coming quarters.”

Bancorp also provided the following highlights for the first quarter of 2025:

•The first quarter tax-equivalent net interest margin improved 6 basis points over the preceding quarter to 2.86% from 2.80%, largely due to reductions in deposit rates. It improved 36 basis points over the first quarter of the prior year due to securities repositioning, the payoff of borrowings and the reduction of deposit costs.

•Return on average assets ("ROA") was 0.53% for the first quarter of 2025, and return on average equity ("ROE") was 4.52%, compared to 0.63% and 5.48% in the prior quarter, respectively. The efficiency ratio for the first quarter of 2025 increased to 76.44% from 65.53% last quarter, respectively due to the increase in non-interest expense, mainly in salaries and related benefits and charitable contributions, as discussed in greater detail below.

•The average cost of total deposits and of interest-bearing deposits decreased by 7 and 17 basis points, respectively, to 1.29% and 2.27%, in the first quarter of 2025, compared to the prior quarter. The decrease in cost of interest-bearing deposits due to strategic pricing adjustments contributed 7 basis points to the tax-equivalent net interest margin. limited rate-related outflows, and overall deposit growth demonstrating the Bank's successful relationship banking model. Non-interest bearing deposits continued to make up a strong portion of total deposits at 43.2% as of March 31, 2025, compared to 43.5% last quarter.

•There was a $75 thousand provision for credit losses on loans in the first quarter of 2025 and no provision in the previous quarter. The allowance for credit losses was 1.44% of total loans at March 31, 2025 compared to 1.47% at December 31, 2024.

•Classified loans were 2.77% of total loans compared to 2.17% last quarter largely due to downgrades in one commercial relationship and one commercial real estate relationship during the quarter totaling $13.5 million.

•Non-accrual loans were 1.59% of total loans at quarter-end, down from 1.63% at December 31, 2024. The reduction in non-accrual balances included a $2.1 million non-owner occupied real estate loan sale that included a charge-off of $809 thousand.

•Total deposits of $3.302 billion as of March 31, 2025 were up $82.0 million compared to $3.220 billion as of December 31, 2024, mostly due to seasonal inflows and new deposit accounts added in the quarter.

•Capital was above well-capitalized regulatory thresholds with total risk-based capital ratios of 16.69% and 16.45% as of March 31, 2025 for Bancorp and the Bank, respectively, compared to 16.54% and 16.13% as of December 31, 2024. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.82% as of March 31, 2025, and the Bank's TCE ratio was 9.66%. The Bancorp's TCE ratio net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized1 was 8.08% as of March 31, 2025.

•The Board of Directors declared a cash dividend of $0.25 per share on April 24, 2025, which represents the 80th consecutive quarterly dividend paid by Bancorp. The dividend is payable on May 15, 2025, to shareholders of record at the close of business on May 8, 2025.

“The first quarter performance was negatively impacted by the proactive non-accrual note sale of a rapidly deteriorating acquired loan as well an increase in contributions expense from our annual grant program, the bulk of which has shifted from the second quarter into the first quarter,” said Dave Bonaccorso, Executive Vice President and Chief Financial Officer. "Salaries and related benefits expense increased from the prior quarter due to fourth quarter incentive compensation accrual adjustments and reductions and customary first quarter increases for items including payroll taxes and 401k matching. Excluding charitable contributions and salaries and related benefits, our first quarter non-interest expense declined almost 1% compared to the fourth quarter of 2024 and almost 3% compared to the first quarter of 2024. We expect that 2025 will be a year of prudent expense management with targeted investments in people and technology made to scale our growth.”

Loans and Credit Quality

Despite improved originations, loans decreased by $9.7 million for the first quarter of 2025 and totaled $2.074 billion as of March 31, 2025, compared to $2.083 billion as of December 31, 2024. Loan originations for the first quarter were $63.6 million ($47.4 million funded) including $50.2 million ($43.2 million funded) in commercial loans, which includes commercial and industrial, commercial real estate and construction. Funded commercial loans were more than five times those funded in the first quarter of prior year. The fourth quarter of 2024 included originations of $69.4 million ($47.1 million funded) and the first quarter of the prior year included total originations of $25.3 million ($12.4 million funded).

Loan payoffs were $25.5 million for the first quarter of 2025, compared to $36.7 million for the fourth quarter of 2024 and $21.8 million in the first quarter of the prior year. The decrease quarter over quarter was mostly within the commercial sector. Payoffs included $7.6 million in residential real estate loans. In addition, $31.8 million of loan amortization from scheduled repayments, including a net decrease of $9.5 million in credit line utilization, predominantly construction, contributed to the decline in loan balances for the quarter ended March 31, 2025.

Accruing loans past due 30 to 89 days totaled $6.0 million as of March 31, 2025, compared to $2.2 million as of December 31, 2024. Within the additions were two commercial loan maturities totaling $4.4 million that have since been approved to extend.

Non-accrual loans totaled $32.9 million, or 1.59% of the loan portfolio, at March 31, 2025, compared to $33.9 million, or 1.63% at December 31, 2024. The $1.0 million decrease resulted from the sale of one $2.1 million commercial real estate loan related to the $809 thousand charge-off discussed below, net paydowns of $370 thousand, one payoff of $100 thousand and two charged off loans totaling $16 thousand, partially offset by the
1 Refer to the discussion and reconciliation of this non-GAAP financial measure in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.

addition of four loans totaling $1.7 million. Of the total non-accrual loans as of March 31, 2025, approximately 57% were paying as agreed, 90% were real estate secured, and all are being closely managed and monitored.

The Bank continues to uphold its conservative underwriting standards. In response to current market conditions, we continue to closely monitor our portfolio for signs of potential weakness to ensure proactive risk management and actively work towards a resolution on our classified loans. Classified loans increased by $12.3 million to $57.4 million as of March 31, 2025, from $45.1 million as of December 31, 2024. The increase was largely due to downgrades of one $7.1 million commercial relationship and two non-owner occupied real estate relationships totaling $7.2 million, partially offset by the sale of a $2.1 million non-owner occupied real estate loan.

Loans designated special mention, which are not considered adversely classified, decreased by $20.0 million to $88.9 million as of March 31, 2025, from $108.9 million as of December 31, 2024. The decrease was largely due to $14.2 million in downgrades to substandard risk rating and contractual paydowns and payoffs totaling $6.0 million.

There were $825 thousand in net charge-offs for the first quarter of 2025, including the $809 thousand charge-off of an acquired commercial non-owner occupied real estate loan the Bank had previously reserved $449 thousand for as of December 31, 2024. There was an additional decline in the financial condition of the borrower and guarantor and the value of the collateral during the first quarter that led to the Bank proactively selling the note in March rather than pursuing the additional costly steps of liquidating after foreclosure. It had been on non-accrual since late 2023. This compared to net charge-offs of $19 thousand for the fourth quarter of 2024.

There was a $75 thousand provision for credit losses on loans in the first quarter of 2025 and no provision in the fourth quarter of 2024. Modest deterioration in economic forecast, effects from the noted charge-offs, and the pooled and individual total loan balance declines this quarter contributed to the provision. The ratio of allowance for credit losses to total loans was 1.44% at March 31, 2025, compared to 1.47% at December 31, 2024. There was no provision for credit losses on unfunded loan commitments in the first quarter of 2025 or in the fourth quarter of 2024.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $259.9 million at March 31, 2025, an increase of $122.6 million compared to $137.3 million at December 31, 2024 largely due to the $82.0 million growth in deposits and the paydowns of investment securities and loans.

Investments

The investment securities portfolio totaled $1.241 billion at March 31, 2025, a decrease of $26.1 million from December 31, 2024. The decrease was primarily the result of principal repayments and maturities totaling $63.0 million, offset by $33.6 million available-for-sale securities purchases and a $3.3 million improvement in unrealized losses on available for sale securities. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 3.27 on available-for-sale securities and 5.61 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $72.8 million and $22.2 million in the first and fourth quarters of 2025 and 2024, respectively.

Deposits

Deposits increased $82.0 million to $3.302 billion at March 31, 2025, compared to $3.220 billion at December 31, 2024. Non-interest bearing deposits made up 43.2% of total deposits at March 31, 2025, compared to 43.5% at December 31, 2024. The Bank's competitive and balanced approach to relationship management and focused outreach to customers seeking alternative options for banking solutions generated over 1,000 new accounts during the first quarter, 44% of which were new relationships (excluding new reciprocal accounts).

Borrowings and Liquidity

At March 31, 2025, the Bank had no outstanding borrowings, consistent with December 31, 2024. While available as a liquidity source, we have not utilized brokered deposits. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $1.917 billion, or 58% of total deposits and 203% of estimated uninsured and/or uncollateralized deposits as of March 31, 2025.

The following table details the components of our contingent liquidity sources as of March 31, 2025.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$231.4	$—	$231.4
Unencumbered securities at market value	310.6	—	310.6
External Sources
FHLB line of credit	925.3	—	925.3
FRB line of credit	325.1	—	325.1
Lines of credit at correspondent banks	125.0	—	125.0
Total Liquidity	$1,917.4	$—	$1,917.4
1 Excludes cash items in transit as of March 31, 2025.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.69% at March 31, 2025, compared to 16.54% at December 31, 2024. The increase was largely due to a $3.3 million improvement in unrealized losses on available for sale securities. The total risk-based capital ratio for the Bank was 16.45% at March 31, 2025, compared to 16.13% at December 31, 2024.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.82% at March 31, 2025, compared to 9.93% at December 31, 2024. The TCE ratio decreased slightly quarter over quarter due mainly to the increase in tangible total assets. The capital plan and point-in-time capital stress tests indicate that Bank of Marin and Bancorp capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $24.9 million for the first quarter of 2025, a $284 thousand decrease from the prior quarter related to the decrease of $36.3 million in average earning assets including a $8.0 million decrease in average loan balances over the quarter, reducing interest income by $1.2 million. This was significantly offset by the reduction of interest expense of $1.0 million despite average interest-bearing deposit growth of $7.2 million over the quarter. Average money market balances increased by 2.20% and average time deposits decreased by 11.31% while the average cost of those deposits decreased by 17 and 31 basis points, respectively, due to relationship-focused rate management, contributing to the reduced costs.

The tax-equivalent net interest margin was 2.86% for the first quarter of 2025, compared to 2.80% for the prior quarter. Lower cost of funds, as referenced above, contributed 7 basis points, while lower average interest-earning deposit balances with banks and the December fed funds rate cut of 25 basis points, reducing the earning power on those deposits, reduced the margin by 5 basis points. Minor changes in the loan and investment mix contributed to the margin by 2 basis points each, resulting in the 6 basis point margin expansion.

Non-Interest Income

Non-interest income was $2.9 million for the first quarter of 2025, compared to $2.8 million for the prior quarter. The increase from the prior quarter was primarily attributed to a $71 thousand death benefit received on bank owned life insurance.

Non-Interest Expense

Non-interest expense totaled $21.3 million for the first quarter of 2025, compared to $18.3 million for the prior quarter, an increase of $2.9 million. Salaries and related benefits increased $2.6 million, due to various factors, both in prior and current quarter. Last quarter, incentive, stock-based compensation and profit sharing accrual adjustments reduced expenses. In the first quarter of 2025, there was an increase to the 401(k) contribution matching associated with the usual reset, lower deferred loan origination costs, bonus accruals based on budget, stock-based compensation grants and increased salary costs due to new talent acquisition. In order to better serve the timing needs of our non-profit communities, the bulk of our charitable contributions were pulled forward into the first quarter from the second quarter. In the first quarter, we incurred $403 thousand of contributions expense which compares to $30 thousand in the fourth quarter of 2024 and $12 thousand in the first quarter of 2024.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given industry turmoil that largely began in the first quarter of 2023, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. In addition, management believes that providing selected financial measures excluding the loss on sale of securities discussed above is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, except per share amounts; unaudited)		March 31, 2025	December 31, 2024
Tangible Common Equity - Bancorp
Total stockholders' equity		$439,566	$435,407
Goodwill and core deposit intangible		(75,319)	(75,546)
Total TCE	a	364,247	359,861
Unrealized losses on HTM securities, net of tax[1]		(77,768)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax [2]		7,462	7,701
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$293,941	$278,391
Total assets		$3,784,243	$3,701,335
Goodwill and core deposit intangible		(75,319)	(75,546)
Total tangible assets	c	3,708,924	3,625,789
Unrealized losses on HTM securities, net of tax[1]		(77,768)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax		7,462	7,701
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,638,618	$3,544,319
Bancorp TCE ratio	a / c	9.8%	9.9%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	8.1%	7.9%
Tangible Book Value Per Share
Common shares outstanding	e	16,203	16,089
Book value per share		$27.13	$27.06
Tangible book value per share	a / e	$22.48	$22.37
[1] Unrealized losses on held-to-maturity securities as of March 31, 2025 and December 31, 2024 of $110.4 million and $126.6 million, respectively, including the unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $32.6 million and $37.4 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.
[2] The remaining unrealized losses that resulted from the transfer of securities from AFS to HTM, as of March 31, 2025 and December 31, 2024, net of an estimated $3.1 million and $3.2 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56% are added back as they are already included in AOCI.

Share Repurchase Program

On July 21, 2023, the Board of Directors approved the adoption of Bancorp's share repurchase program for up to $25.0 million and expiring on July 31, 2025. There were no repurchases in the first quarter of 2025 or in the fourth quarter of 2024.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its first quarter financial results call via webcast on Monday, April 28, 2025 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.8 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, and ranked top 10 in Sacramento Business Journal’s Corporate Direct Giving List for philanthropic efforts in 2023. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by the Trump administration's approach to tariffs and trade, acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Selected operating data and performance ratios:
Net income (loss)	$4,876	$6,001	$2,922
Diluted earnings (loss) per common share	$0.30	$0.38	$0.18
Return on average assets	0.53%	0.63%	0.31%
Return on average equity	4.52%	5.48%	2.70%
Efficiency ratio	76.44%	65.53%	83.18%
Tax-equivalent net interest margin	2.86%	2.80%	2.50%
Cost of deposits	1.29%	1.36%	1.38%
Cost of funds	1.29%	1.36%	1.38%
Net charge-offs (recoveries)	$825	$19	$21
Net charge-offs to average loans	0.04%	NM	NM

(in thousands; unaudited)	March 31, 2025	December 31, 2024
Selected financial condition data:
Total assets	$3,784,243	$3,701,335
Loans:
Commercial and industrial	$147,291	$152,263
Real estate:
Commercial owner-occupied	319,112	321,962
Commercial non-owner occupied	1,292,281	1,273,596
Construction	25,745	36,970
Home equity	89,240	88,325
Other residential	133,960	143,207
Installment and other consumer loans	65,919	66,933
Total loans	$2,073,548	$2,083,256
Non-accrual loans: [1]
Commercial and industrial	$2,845	$2,845
Real estate:
Commercial owner-occupied	1,493	$1,537
Commercial non-owner occupied	26,826	28,525
Home equity	1,353	752
Other residential	206	—
Installment and other consumer loans	198	222
Total non-accrual loans	$32,921	$33,881
Non-accrual loans to total loans	1.59%	1.63%
Classified loans (graded substandard and doubtful)	$57,435	$45,104
Classified loans as a percentage of total loans	2.77%	2.17%
Total accruing loans 30-89 days past due	$5,965	$2,231
Total accruing loans 90+ days past due [1]	$—	$—
Allowance for credit losses to total loans	1.44%	1.47%
Allowance for credit losses to non-accrual loans	0.91x	0.90x
Total deposits	$3,301,971	$3,220,015
Loan-to-deposit ratio	62.80%	64.70%
Stockholders' equity	$439,566	$435,407
Book value per share	$27.13	$27.06
Tangible book value per share	$22.48	$22.37
Tangible common equity to tangible assets - Bank	9.66%	9.64%
Tangible common equity to tangible assets - Bancorp	9.82%	9.93%
Total risk-based capital ratio - Bank	16.45%	16.13%
Total risk-based capital ratio - Bancorp	16.69%	16.54%
Full-time equivalent employees	291	285
[1] There were no non-performing loans over 90 days past due and accruing interest as of March 31, 2025 and December 31, 2024.
NM - Not meaningful

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	March 31, 2025	December 31, 2024
Assets
Cash, cash equivalents and restricted cash	$259,924	$137,304
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at March 31, 2025 and December 31, 2024)	834,640	879,199
Available-for-sale (at fair value; amortized cost of $434,479 and $419,292 at March 31, 2025 and December 31, 2024, respectively; net of zero allowance for credit losses at March 31, 2025 and December 31, 2024)	406,009	387,534
Total investment securities	1,240,649	1,266,733
Loans, at amortized cost	2,073,548	2,083,256
Allowance for credit losses on loans	(29,906)	(30,656)
Loans, net of allowance for credit losses on loans	2,043,642	2,052,600
Goodwill	72,754	72,754
Bank-owned life insurance	71,066	71,026
Operating lease right-of-use assets	19,076	19,025
Bank premises and equipment, net	6,824	6,832
Core deposit intangible, net	2,565	2,792
Interest receivable and other assets	67,743	72,269
Total assets	$3,784,243	$3,701,335

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,426,446	$1,399,900
Interest bearing:
Transaction accounts	184,322	198,301
Savings accounts	228,038	225,691
Money market accounts	1,246,739	1,153,746
Time accounts	216,426	242,377
Total deposits	3,301,971	3,220,015
Borrowings and other obligations	116	154
Operating lease liabilities	21,497	21,509
Interest payable and other liabilities	21,093	24,250
Total liabilities	3,344,677	3,265,928
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,202,869 and 16,089,454 at March 31, 2025 and December 31, 2024, respectively	216,263	215,511
Retained earnings	250,815	249,964
Accumulated other comprehensive loss, net of taxes	(27,512)	(30,068)
Total stockholders' equity	439,566	435,407
Total liabilities and stockholders' equity	$3,784,243	$3,701,335

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Interest income
Interest and fees on loans	$25,183	$25,872	$25,020
Interest on investment securities	8,261	8,377	8,805
Interest on federal funds sold and due from banks	1,795	2,227	321
Total interest income	35,239	36,476	34,146
Interest expense
Interest on interest-bearing transaction accounts	343	327	261
Interest on savings accounts	533	556	371
Interest on money market accounts	7,626	8,110	8,449
Interest on time accounts	1,790	2,252	2,280
Interest on borrowings and other obligations	1	1	91
Total interest expense	10,293	11,246	11,452
Net interest income	24,946	25,230	22,694
Provision for credit losses on loans	75	—	350
Net interest income after provision for credit losses	24,871	25,230	22,344
Non-interest income
Wealth management and trust services	563	576	553
Service charges on deposit accounts	548	551	529
Earnings on bank-owned life insurance, net	544	432	435
Debit card interchange fees, net	396	426	408
Dividends on Federal Home Loan Bank stock	375	370	377
Merchant interchange fees, net	96	80	167
Other income	352	318	285
Total non-interest income	2,874	2,753	2,754
Non-interest expense
Salaries and related benefits	12,050	9,413	12,084
Occupancy and equipment	2,106	2,127	1,969
Data processing	1,136	1,096	1,070
Professional services	937	1,129	1,078
Deposit network fees	932	838	845
Information technology	413	432	402
Charitable contributions	403	30	12
Federal Deposit Insurance Corporation insurance	388	420	435
Depreciation and amortization	322	341	388
Directors' expense	304	297	317
Amortization of core deposit intangible	226	237	251
Other expense	2,047	1,978	2,318
Total non-interest expense	21,264	18,338	21,169
Income before provision for income taxes	6,481	9,645	3,929
Provision for income taxes	1,605	3,644	1,007
Net income	$4,876	$6,001	$2,922
Net income per common share
Basic	$0.31	$0.38	$0.18
Diluted	$0.30	$0.38	$0.18
Weighted average shares:
Basic	15,977	15,941	16,081
Diluted	16,002	15,967	16,092
Comprehensive income:
Net income	$4,876	$6,001	$2,922
Other comprehensive (loss) income:
Change in net unrealized gains or losses on available-for-sale securities	3,289	(6,880)	(4,568)
Reclassification adjustment for gains or losses on fair value hedges	—	1,444	1,217
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	340	355	361
Other comprehensive income (loss), before tax	3,629	(5,081)	(2,990)
Deferred tax expense (benefit)	1,073	(1,501)	(884)
Other comprehensive income (loss), net of tax	2,556	(3,580)	(2,106)
Total comprehensive income	$7,432	$2,421	$816

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2025			December 31, 2024			March 31, 2024
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$163,446	$1,795	4.39%	$183,597	$2,227	4.75%	$23,439	$321	5.42%
Investment securities [2,3]	1,273,422	8,331	2.62%	1,281,545	8,443	2.64%	1,529,985	8,880	2.32%
Loans [1,3,4,5]	2,073,739	25,289	4.88%	2,081,781	25,979	4.88%	2,067,431	25,130	4.81%
Total interest-earning assets [1]	3,510,607	35,415	4.04%	3,546,923	36,649	4.04%	3,620,855	34,331	3.75%
Cash and non-interest-bearing due from banks	37,493			36,762			35,302
Bank premises and equipment, net	6,831			6,936			7,708
Interest receivable and other assets, net	173,135			178,978			147,405
Total assets	$3,728,066			$3,769,599			$3,811,270
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$191,089	$343	0.73%	$183,640	$327	0.71%	$215,001	$261	0.49%
Savings accounts	227,098	533	0.95%	223,978	556	0.99%	230,133	371	0.65%
Money market accounts	1,192,956	7,626	2.59%	1,167,242	8,110	2.76%	1,150,637	8,449	2.95%
Time accounts including CDARS	228,018	1,790	3.18%	257,096	2,252	3.49%	264,594	2,280	3.47%
Borrowings and other obligations [1]	130	1	2.86%	168	1	2.52%	7,323	91	4.93%
Total interest-bearing liabilities	1,839,291	10,293	2.27%	1,832,124	11,246	2.44%	1,867,688	11,452	2.47%
Demand accounts	1,406,648			1,452,966			1,458,686
Interest payable and other liabilities	44,951			48,547			48,923
Stockholders' equity	437,176			435,962			435,973
Total liabilities & stockholders' equity	$3,728,066			$3,769,599			$3,811,270
Tax-equivalent net interest income/margin [1]		$25,122	2.86%		$25,403	2.80%		$22,879	2.50%
Reported net interest income/margin [1]		$24,946	2.84%		$25,230	2.78%		$22,694	2.48%
Tax-equivalent net interest rate spread			1.77%			1.60%			1.28%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $364 thousand, $341 thousand, and $375 thousand for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.